Exhibit 99.1

Brainstorm Cell Therapeutics Raises $10.0 Million in Common Stock Sale at $8.00 Per Share

NEW YORK, March. 6, 2020 -- BrainStorm Cell Therapeutics Inc., (NASDAQ: BCLI), a leading developer of cell technologies for neurodegenerative diseases, today announced that it has entered into a definitive agreement with Abbhi Investments, LLC, a healthcare-focused family office based in Miami, Florida, in connection with a privately negotiated sale of common stock and a warrant to purchase common stock (collectively, the “securities”). Upon the closing of this registered direct offering, BrainStorm will receive gross proceeds of $10.0 million, resulting from the issuance and sale of 1,250,000 shares of common stock at a price per share of $8.00, a 4.9% premium to our closing share price of $7.62 on March 5, 2020, and a 35.6% premium to the 30 day volume-weighted average price of $5.90. The purchaser will also receive a warrant to purchase up to 250,000 shares of common stock at an exercise price of $15.00 per share. The warrant will be exercisable immediately and has a term of three years.

The securities will be issued pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333225517) (the “Registration Statement”), which was filed with the SEC and declared effective by the SEC on June 29, 2018.

BrainStorm intends to use the proceeds from this transaction to fund its operations, which includes, but is not limited to advancing the Company’s clinical programs, commercial production of the investigational therapeutic NurOwn® (whether for ALS or other indications), regulatory, pre-marketing and commercialization preparation activities of NurOwn® for ALS, working capital and general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About NurOwn®
NurOwn® (autologous MSC-NTF cells) represent a promising investigational approach to targeting disease pathways important in neurodegenerative disorders. MSC-NTF cells are produced from autologous, bone marrow-derived mesenchymal stem cells (MSCs) that have been expanded and differentiated ex vivo. MSCs are converted into MSC-NTF cells by growing them under patented conditions that induce the cells to secrete high levels of neurotrophic factors. Autologous MSC-NTF cells can effectively deliver multiple NTFs and immunomodulatory cytokines directly to the site of damage to elicit a desired biological effect and ultimately slow or stabilize disease progression. NurOwn® is currently being evaluated in a Phase 3 ALS randomized placebo-controlled trial and in a Phase 2 open-label multicenter trial in Progressive MS.

About BrainStorm Cell Therapeutics Inc.
BrainStorm Cell Therapeutics Inc. is a leading developer of innovative autologous adult stem cell therapeutics for debilitating neurodegenerative diseases. The Company holds the rights to clinical development and commercialization of the NurOwn® Cellular Therapeutic Technology Platform used to produce autologous MSC-NTF cells through an exclusive, worldwide licensing agreement as well as through its own patents, patent applications and proprietary know-how. Autologous MSC-NTF cells have received Orphan Drug status designation from the U.S. Food and Drug Administration (U.S. FDA) and the European Medicines Agency (EMA) in ALS. Brainstorm has fully enrolled the Phase 3 pivotal trial in ALS (NCT03280056), investigating repeat-administration of autologous MSC-NTF cells at six sites in the U.S., supported by a grant from the California Institute for Regenerative Medicine (CIRM CLIN2-0989). The pivotal study is intended to support a BLA filing for U.S. FDA approval of autologous MSC-NTF cells in ALS. Brainstorm received U.S. FDA clearance to initiate a Phase 2 open-label multi-center trial of repeat intrathecal dosing of MSC-NTF cells in Progressive Multiple Sclerosis (NCT03799718) in December 2018 and has been enrolling clinical trial participants since March 2019. For more information, visit the company's website.

Safe-Harbor Statement
Statements in this announcement other than historical data and information, including statements regarding future clinical trial enrollment and data, constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as "may", "should", "would", "could", "will", "expect", "likely", "believe", "plan", "estimate", "predict", "potential", and similar terms and phrases are intended to identify these forward-looking statements. The potential risks and uncertainties include, without limitation, BrainStorm’s need to raise additional capital, BrainStorm’s ability to continue as a going concern, regulatory approval of BrainStorm’s NurOwn® treatment candidate, the success of BrainStorm’s product development programs and research, regulatory and personnel issues, development of a global market for our services, the ability to secure and maintain research institutions to conduct our clinical trials, the ability to generate significant revenue, the ability of BrainStorm’s NurOwn® treatment candidate to achieve broad acceptance as a treatment option for ALS or other neurodegenerative diseases, BrainStorm’s ability to manufacture and commercialize the NurOwn® treatment candidate, obtaining patents that provide meaningful protection, competition and market developments, BrainStorm’s ability to protect our intellectual property from infringement by third parties, heath reform legislation, demand for our services, currency exchange rates and product liability claims and litigation,; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm's forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management's beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

CONTACTS

Corporate:
Uri Yablonka
Chief Business Officer
BrainStorm Cell Therapeutics Inc.
Phone: 646-666-3188
uri@brainstorm-cell.com

Investor Relations:
Preetam Shah, MBA, PhD
Chief Financial Officer
BrainStorm Cell Therapeutics Inc.
Phone: 862-397-1860
pshah@brainstorm-cell.com

Media:
Sean Leous
Westwicke/ICR PR
Phone: +1.646.677.1839
sean.leous@icrinc.com